EXHIBIT 99.1
FINISH LINE TO ACQUIRE GENESCO CREATING LEADING $2.8 BILLION RETAILER
Transaction Provides The Finish Line with Increased Scale,
Diversification and New Growth Opportunities
INDIANAPOLIS and NASHVILLE — June 18, 2007 — The Finish Line, Inc. (NASDAQ: FINL) and Genesco Inc. (NYSE: GCO) today announced that the Boards of Directors of both companies have unanimously approved a definitive merger agreement under which The Finish Line will acquire all of the outstanding common shares of Genesco for $54.50 per share in cash. The total transaction value is approximately $1.5 billion. The offer price represents a premium of 37.7% over Genesco’s three-month average undisturbed stock price ended March 9, 2007. The transaction is expected to be completed in Fall 2007. The Finish Line expects the transaction to be accretive to its net income, before consideration of incremental amortization resulting from the transaction, in the first full year after closing.
The transaction enhances The Finish Line’s position as a leading footwear and apparel retailer. With Genesco, The Finish Line will have strong market positions across multiple footwear and apparel categories, including athletic, sport casual, lifestyle, brown shoe and headwear. The combined company’s portfolio of retail concepts will include Finish Line, Man Alive and Paiva as well as Journeys, Journeys Kids, Shi by Journeys, Underground Station, Jarman, Johnston & Murphy, Hat World, Lids, Hat Shack, Hat Zone, Head Quarters, Cap Connection and Lids Kids. In addition, the combined company’s licensed and wholesale footwear and apparel business will include Johnston & Murphy and licensed brands.
“This is a compelling strategic transaction that affords exciting opportunities to our shareholders, business partners and employees,” said Alan H. Cohen, Chief Executive Officer of The Finish Line. “With Genesco, we will enhance our strength in athletics and gain an immediate presence in new and growing retail categories to further diversify our business and deepen our vendor relationships. We believe the increased scale achieved through our combination will better enable us to drive strong returns in this competitive retail environment.
“We have great admiration for the Genesco team and their proven record of identifying and capitalizing on new consumer trends. Their long-term success in operating under different retail banners and their industry-leading merchandising strategies will strongly complement our own initiatives,” continued Mr. Cohen. “The Finish Line and Genesco share a heritage of superior service, dedication to employees and a culture of creativity. Through this combination, we ensure that these characteristics that have long distinguished our companies will continue. We welcome Genesco’s management and employees to The Finish Line and are confident that they will be an important part of the combined company’s success.”
“Following a review of our strategic alternatives, we believe that this combination is in the best interests of our shareholders. We have long admired The Finish Line’s entrepreneurial spirit, and believe that together we will be able to leverage the combined companies’ scale and talents,” said Genesco’s Chief Executive Officer, Hal N. Pennington. “In addition, Genesco and The Finish Line share similar philosophies that promote a strong team culture and the spirit of creativity. These value systems, which have long distinguished our companies, will continue to define the next chapter of our history together.”

Benefits of the Transaction
•	Increased Scale. On a pro forma basis, the combined company had revenues of approximately $2.8 billion, based on the twelve months trailing as of May 31, 2007. In addition, The Finish Line will have expanded platforms for future growth with 2,870 retail stores throughout the United States, Canada and Puerto Rico.
•	New Growth Opportunities. Already a leader in athletic footwear and apparel with its Finish Line stores, the transaction adds growing retail concepts to The Finish Line’s portfolio. These include Journeys, which offers the most trend-relevant footwear and accessories for young adults, Hat World, the leading mall-based retailer of the latest team and fashion headwear, and Johnston and Murphy, the premier lifestyle brand for men. The Finish Line will also gain a presence in the growing branded and licensed wholesale business, as well as the recently launched concepts of Shi by Journeys and Lids Kids.
•	Broad Portfolio of Retail Businesses. As a result of the combined company’s multiple retail concepts and more extensive product offerings across footwear and apparel categories, The Finish Line will be able to satisfy a wider spectrum of consumers and their needs.
•	Cost Savings and Operational Efficiencies. The transaction is expected to generate approximately $15 million to $20 million in annual cost savings beginning in the first full year of operations, including integration costs, from shared administrative services, increased scale in purchasing, marketing and advertising, and sourcing and logistics efficiencies. This transaction is about growth, and The Finish Line does not expect significant changes to the workforce.
Financing
The Finish Line expects the transaction to be funded through a combination of approximately $11 million in cash on hand and up to $1.6 billion in financing pursuant to a commitment provided by UBS Securities LLC, consisting of a Revolving Credit Facility, a Senior Secured Term Loan and a Senior Bridge Facility. Following the transaction, The Finish Line believes its strong cash flow from operations will allow it to reduce its net debt and fully fund its growth initiatives.
Headquarters
Upon the close of the transaction, Genesco will become a subsidiary of The Finish Line. The Company will be headquartered in Indianapolis, Indiana and will maintain Genesco’s operations in Nashville, Tennessee.
Approvals and Time to Close
The transaction is subject to approval by Genesco shareholders and the satisfaction of customary closing conditions and regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The transaction is expected to close in Fall 2007 and is not subject to any financing conditions.
Advisors
UBS Securities LLC served as financial advisor to the Board of Directors of The Finish Line in connection with the transaction. Peter J. Solomon Company also provided financial advisory services to the Finish Line Board, and Gibson, Dunn & Crutcher LLP is legal counsel. Goldman, Sachs & Co. served as financial advisor to Genesco, and Bass, Berry & Sims PLC is legal counsel.

Conference Call and Webcast
The Finish Line will hold a conference call and webcast today at 10:00 a.m. Eastern Time to discuss this morning’s announcement. Presentation materials can be accessed through the companies’ websites at www.finishline.com or www.genesco.com. To participate in the call, dial 888-603-6873, conference code 8926590. International callers should dial 973-582-2706. The call will also be simultaneously webcast at www.finishline.com and www.genesco.com.
A replay of the conference call will be available through June 25, 2007 and can be accessed by dialing 877-519-4471, conference code 8926590. International callers can access the replay by dialing 973-341-3080. The replay will also be available at www.finishline.com and www.genesco.com.
About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,050 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website http://www.genesco.com.
About The Finish Line, Inc.
The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line, Man Alive and Paiva brand names. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 694 Finish Line stores in 47 states and online, 93 Man Alive stores in 19 states, and 15 Paiva stores in 10 states and online. To learn more about these brands, visit www.finishline.com, www.manalive.com and www.paiva.com.

Forward-Looking Statements
Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, and the rules promulgated pursuant to the Securities Act of 1933, as amended. Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Genesco and others following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of other required regulatory approvals; (4) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger. Our businesses are also subject to a number of risks generally such as: (1) changing consumer preferences; (2) the companies’ inability to successfully market their footwear, apparel, accessories and other merchandise; (3) price, product and other competition from other retailers (including internet and direct manufacturer sales); (4) the unavailability of products; (5) the inability to locate and obtain favorable lease terms for the companies’ stores; (6) the loss of key employees; (7) general economic conditions and adverse factors impacting the retail athletic industry; (8) management of growth; and (9) other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of, and elsewhere, in their SEC filings, copies of which may be obtained by contacting the investor relations departments of each company via their websites www.finishline.com and www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this press release are beyond The Finish Line’s and Genesco’s ability to control or predict. The companies undertake no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Important Additional Information and Where to Find It
In connection with the proposed merger, Genesco will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Genesco at the SEC website at http:// www.sec.gov. The proxy statement and other documents also may be obtained for free from Genesco by directing such request to Genesco, Investor Relations, Office of the Secretary, 1415 Murfreesboro Road, Nashville, Tennessee 37217, telephone
(615) 367-7000.

Finish Line may commence a tender offer for the approximately 60,000 outstanding shares of Genesco’s employees’ subordinated convertible preferred stock, which are convertible into 60,000 shares of common stock but are currently not redeemable (the “Employees Preferred Stock”), at $54.50 per share, subject to certain conditions (the “Tender Offer”). The Tender Offer has not been commenced and may not be commenced. This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. If the Tender Offer is commenced, the solicitation and the offer to buy shares of the Employee Preferred Stock will be made solely by an offer to purchase and related letter of transmittal to be disseminated to the holders of the Employee Preferred Stock if and when the Tender Offer is the commenced. If the Tender Offer is commenced, holders of the Employee Preferred Stock are advised to read the Offer to Purchase on Schedule TO that Finish Line will file with the Securities and Exchange Commission in the event the Tender Offer is commenced and the solicitation/recommendation of the Board of Directors of Genesco on Schedule 14D-9 that Genesco may file in the event the Tender Offer is commenced, when they are available, because these documents will contain important information. If the Tender Offer is commenced, the Offer to Purchase, the Solicitation/Recommendation Statement and any other relevant documents filed with the SEC will be made available to holders of the Employee Preferred Stock at no expense to them and will also be available without charge at the SEC’s website at www.sec.gov.
Participants in the Solicitation
Genesco and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of Genesco’s participants in the solicitation, which may be different than those of Genesco shareholders generally, is set forth in Genesco’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available.

The Finish Line	Genesco

Investor Relations	Investor Relations
Kevin S. Wampler	James S. Gulmi
Executive Vice President — CFO	Senior Vice President, Finance and CFO
317-899-1022, Extension 6914	615-367-8325

Media Relations	Media Relations
Elise Hasbrook	Claire S. McCall
Corporate Communications Manager	Director of Corporate Relations
317-899-1022, Extension 6827	615-367-8283
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